Exhibit 24.2


                Certificate of Secretary

     I, Lorna P. Gleason, Secretary of Residential Accredit
Loans, Inc. ("RALI"), organized under the laws of the State of Delaware, hereby certify that the resolutions approved and adopted by the Board of Directors of RALI pursuant to a Unanimous Written Consent of Directors in Lieu of Meeting of Board of Directors dated July 22, 1996, have not been revoked and are in full force and effect.
     IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of July, 1996.


[seal - RALI]              /s/ Lorna P. Gleason

                                   Lorna P. Gleason
                                   Secretary


STATE OF MINNESOTA)
                  ) ss.
COUNTY OF HENNEPIN)

signed before me this 24th
day of July, 1996



/s/ Debra M. O'Brien
Notary Public